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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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NextCure, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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MESSAGE FROM OUR CHAIRMAN AND OUR CEO

Dear Stockholders:

We are pleased to invite you to join us for the 2020 Annual Meeting of Stockholders of NextCure, Inc., our first as a public company, to be held on Thursday, June 11, at 10 a.m. Eastern Time, virtually over the internet at www.virtualshareholdermeeting.com/NXTC2020, during which time you will be able to vote your shares electronically and submit questions.

2019 was a transformative one for our company. We reported positive initial clinical data from the Phase 1 portion of our Phase 1/2 clinical trial of our lead product candidate, NC318, and initiated the Phase 2 portion of that trial. We successfully completed our initial public offering and a follow-on offering, raising an aggregate of $258.5 million. In addition, in connection with our initial public offering, we adopted a comprehensive suite of public company governance documents and processes designed to foster good governance, sound disclosure, and legal compliance. We also expanded the NextCure team with talented and experienced profesionals from the industry.

As we write this message, the world and our industry continue to grapple with the ongoing impacts of the COVID-19 pandemic. As we announced in April, we are working closely with our clinical partners and taking the steps necessary to adjust protocols and timelines for our clinical trials. We remain committed to the patients in our ongoing Phase 1/2 NC318 clinical trial and to building a sustainable portfolio of first-in-class immunomedicines in the face of the pandemic. We will be prepared to initiate the Phase 1/2 clinical trial for our second product candidate, NC410, as soon as possible in the current environment.

At the 2020 Annual Meeting, we will be asking you to elect three nominees, all of whom have significant experience in the life sciences industry, to serve as Class I directors for three-year terms ending in 2023. Beginning on page 6, you will find detailed information about the qualifications of both our director nominees and our continuing directors, who we believe are a strong group to represent your interests. Our Board of Directors is committed to governance practices that are appropriately tailored to our business and to guiding NextCure to deliver on our commitment to discovering and developing novel, first-in-class immunomedicines to treat cancer and other immune-related diseases by restoring normal immune function.

We extend our gratitude to Tim Shannon, who left the Board of Directors in March after more than four years of service, for his invaluable contributions to our early growth and direction.

In addition to the election of directors, as discussed beginning on page 6, we are also asking stockholders to ratify our audit committee's selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020.

On behalf of the Board of Directors and the NextCure team, we would like to thank you for your continued support. We look forward to your participation at the Annual Meeting.

Sincerely,

David Kabakoff, Ph.D.
Chairman of the Board

Michael Richman
President & Chief Executive Officer

April 27, 2020

NextCure, Inc.
9000 Virginia Manor Road, Suite 200
Beltsville, Maryland 20705

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	June 11, 2020	Record Date:	April 16, 2020
Time:	10:00 a.m. ET	Attendance:	www.virtualshareholdermeeting.com/NXTC2020

To the Stockholders of NextCure, Inc.:

        We will hold the 2020 Annual Meeting of Stockholders (the "Annual Meeting") of NextCure, Inc. (the "Company," "NextCure," "we," "us," or "our") on June 11, 2020 at 10:00 a.m. Eastern Time as a virtual meeting held entirely over the Internet. You will be able to attend the Annual Meeting, vote your shares electronically and submit your questions online by visiting www.virtualshareholdermeeting.com/NXTC2020 and entering the 16-digit control number included in the notice containing instructions on how to access Annual Meeting materials (the "Notice"), your proxy card (the "Proxy Card"), or the voting instructions that accompanied the proxy materials (the "Proxy Materials").

Items of Business:

1.	to elect as directors the three nominees named in the accompanying Proxy Statement to a term of three years each, or until their successors have been elected and qualified; and
2.	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020.

        These matters are more fully described in the proxy statement accompanying this notice (the "Proxy Statement"). In addition, any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof will be considered.

        We are pleased to take advantage of Securities and Exchange Commission ("SEC") rules that allow us to furnish our Proxy Materials, consisting of this Notice of Annual Meeting, the Proxy Statement, and a Proxy Card, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the "2019 Annual Report") via the Internet. On April 27, 2020, we mailed to stockholders as of the record date the Notice, which contains instructions on how to access our Annual Meeting materials and vote via the Internet, or by mail or telephone. The Notice also contains instructions on how to request a paper copy of our Proxy Materials and the 2019 Annual Report. This process allows us to provide our stockholders with the information they need on a more timely basis, while reducing the environmental impact and lowering the costs of printing and distributing our Proxy Materials.

        Your vote is important. Whether or not you expect to participate in the Annual Meeting, the Board of Directors (the "Board") encourages you to review the accompanying Proxy Statement for information relating to each of the proposals and to cast your vote promptly.

By Order of the Board of Directors,

Michael Richman President & Chief Executive Officer
April 27, 2020

PROXY STATEMENT SUMMARY

        This summary highlights information that is contained elsewhere in this Proxy Statement. It does not include all information necessary to make a voting decision and you should read this Proxy Statement in its entirety before casting your vote.

NextCure at a Glance

        We are a clinical-stage biopharmaceutical company committed to discovering and developing novel, first-in-class immunomedicines to treat cancer and other immune-related diseases by restoring normal immune function. Our initial focus is to bring hope and new treatments to patients who do not respond to current cancer therapies, patients whose cancer progresses despite treatment, and patients with cancer types not adequately addressed by available therapies.

2019 Business Highlights

Research publication	• Published a Nature Medicine paper with Yale University describing Siglec-15 as a new target for immunotherapy in March

Development of our lead product candidate, NC318	• Presented positive clinical data from the Phase 1 portion of our ongoing Phase 1/2 monotherapy clinical trial in November • Initiated Phase 2 portion of this ongoing trial in October

Financings	• Closed our initial public offering ("IPO") in May, raising $86.3 million in gross proceeds • Closed a follow-on public offering in November, raising $172.2 million in gross proceeds

Overview of Proposals

Proposals		Board Vote Recommendation	Page

1.	Elect three Class I Director nominees	FOR each nominee	6

2.	Ratify appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2020	FOR	24

Proposal No. 1: Director Nominee Election

        We are asking you to vote for the election of Judith J. Li, Garry A. Nicholson, and Stella Xu, Ph.D. as Class I directors, each to serve for a three-year term expiring at our 2023 Annual Meeting. Our Board currently consists of nine members and is divided into three classes, each of which has a three-year term.

Proposal No. 2: Ratification of Independent Auditor

        We are also asking you to ratify our audit committee's appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ended December 31, 2020. Although stockholder ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm is not required by law or our organizational documents, the Board has determined that it is desirable to seek stockholder ratification as a matter of good corporate governance in the view of the critical role played by independent registered public accounting firms in maintaining the integrity of financial controls and reporting.

Other Proposals

        The Board is not aware of any matters that will be brought before the Annual Meeting (other than procedural matters) that are not referred to in the enclosed Proxy Card. If any other business should properly come before the Annual Meeting or any postponement or adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

Important Notice Regarding the Internet Availability of Proxy Materials

        The Notice of Annual Meeting, the Proxy Statement, and the 2019 Annual Report are available at www.proxyvote.com.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Attending the Annual Meeting

        You will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/NXTC2020 and using your 16-digit control number included on your Notice, on your Proxy Card, or on the instructions that accompanied your Proxy Materials to enter the meeting.

        If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you. If your shares are held in a stock brokerage account or by a bank, trustee, or other nominee, you are considered the beneficial owner of shares held in street name, your broker, bank, trustee, or other nominee is considered, with respect to those shares, the stockholder of record, and the Notice or voting instructions are being forwarded to you by that organization. You are entitled to attend the Annual Meeting only if you were a stockholder of record as of the record date or you hold a valid proxy for the Annual Meeting from a stockholder of record.

        The virtual meeting platform is fully supported across major web browsers and multiple device types running the most updated version of applicable software and plugins. Participants should ensure that they have a strong internet connection wherever they intend to participate in the Annual Meeting.

        We are holding the Annual Meeting as a virtual meeting in light of the coronavirus pandemic to ensure the health and welfare of our stockholders. We also believe that conducting the Annual Meeting as a virtual meeting is consistent with our commitment to innovation and will encourage higher levels of stockholder participation while also helping us reduce the environmental costs associated with the Annual Meeting.

Stockholders Entitled to Vote

        The Board has set April 16, 2020, as the record date for the Annual Meeting. If you were the owner of our common stock at the close of business on the record date, you are entitled to vote at the Annual Meeting. You are entitled to one vote for each share of common stock you held on the record date. At the close of business on the record date, there were 27,516,854 shares of our common stock issued, outstanding and entitled to vote.

        A list of stockholders of record entitled to vote at the Annual Meeting will be open to examination by any stockholder, for any purpose germane to the Annual Meeting, during normal business hours for a period of ten days before the Annual Meeting at our corporate offices at 9000 Virginia Manor Road, Suite 200, Beltsville, Maryland 20705. If, as a result of the coronavirus pandemic, our offices are not generally open, stockholders may contact Investor Relations at (240) 762-6486 and arrangements will be made to review the records in person. During the Annual Meeting, the list of stockholders will be available for examination at www.virtualshareholdermeeting.com/NXTC2020.

Quorum

        A majority of our issued and outstanding shares of common stock as of the record date must be present at the Annual Meeting, either in attendance or by proxy, to hold the Annual Meeting and conduct business. This is called a "quorum." On the record date, there were 27,516,854 shares of common stock outstanding. Your shares will be counted as present at the Annual Meeting if you either attend our Annual Meeting or properly submit your proxy prior to the Annual Meeting. Shares subject to a broker non-vote will be counted as present for the purpose of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

Voting Methods

Voting Before the Meeting

        To vote your shares before the Annual Meeting, please follow the instructions for Internet or telephone voting on the Notice. If you request printed copies of the Proxy Materials by mail, you may also vote by signing and submitting your Proxy Card and returning it by mail, if you are the stockholder of record, or by signing the voter instruction form provided by your bank or broker and returning it by mail, if you are the beneficial owner but not the stockholder of record. We encourage you to vote before the Annual Meeting even if you plan to attend the Annual Meeting, that way your shares will be represented whether or not you are able to attend the meeting.

Voting At the Meeting

        Stockholders may vote and ask questions at the Annual Meeting by visiting www.virtualshareholdermeeting.com/NXTC2020. To participate in the Annual Meeting, you will need the 16-digit control number. Shares held in your name as the stockholder of record may be voted electronically during the Annual Meeting. Shares for which you are the beneficial owner but not the stockholder of record also may be voted electronically during the Annual Meeting. However, even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the Annual Meeting.

Street Name Holders

        If you are a beneficial owner who holds your shares in street name, you have the right to direct your broker, bank, trustee, or other nominee on how to vote the shares held in your account. You should follow the instructions in the Notice or voting instructions provided to you by that organization to vote your shares or direct the organization on how to vote your shares.

Vote Requirements

Proposal No. 1: Director Nominee Election

        For a director to be elected, the director must receive the affirmative vote of a majority of the votes cast in the election.

Proposal No. 2: Ratification of Independent Auditor

        The affirmative vote of the majority of the shares present or represented by proxy at the meeting and entitled to vote on the matter is required to ratify our independent auditors.

How your Shares will be Voted

        You may vote "FOR," "AGAINST," or "ABSTAIN" with respect to each director nominee (Proposal No. 1) and the ratification of our audit committee's appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020 (Proposal No. 2). If you abstain from voting on a director nominee in Proposal No. 1 or from voting on Proposal No. 2, your shares will be counted as present for purposes of establishing a quorum at the Annual Meeting. An abstention will have no effect on the outcome of the election of our directors in an uncontested election, but will count as a vote "AGAINST" Proposal No. 2.

        For certain proposals, brokers may not have discretionary authority to vote on a particular matter if they have not received specific instructions from the beneficial owner of the shares ("broker non-votes"). Banks, brokerage firms, and other nominees who hold our shares in street name for their customers generally have authority to vote on "routine" proposals such as the ratification of auditors when they have not received instructions from beneficial owners. However, they are precluded from exercising their voting discretion with respect to the election of directors or non-routine matters.

        If you are a stockholder of record and you properly sign and return a Proxy Card, your shares will be voted as you direct. If no instructions are indicated on such Proxy Card and you are a stockholder of record, shares represented by the proxy will be voted in the manner recommended by the Board on all matters presented in this Proxy Statement, namely "FOR" for all director nominees, and "FOR" the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020.

Revocability of Proxies

        Any proxy given by a stockholder of record pursuant to this Proxy Statement may be revoked by the person giving it at any time before the final vote at the Annual Meeting by submitting a written notice of revocation to NextCure, Inc., 9000 Virginia Manor Road, Suite 200, Beltsville, Maryland, 20705, or over the Internet or by phone by following the instructions included in your Proxy Materials. Stockholders may also revoke their proxy by entering a new vote over the Internet or by telephone, by signing and returning a new Proxy Card by mail (only your latest proxy submitted prior to the Annual Meeting will be counted), or by attending and voting at the online Annual Meeting.

Solicitation of Proxies

        Our Board is making this solicitation and we will bear the entire cost of preparing, assembling, printing, mailing, and distributing these Proxy Materials and soliciting votes. Copies of solicitation materials may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of common stock, and normal handling charges may be paid for such forwarding service. Officers and other of our employees, who will receive no additional compensation for their services, may solicit proxies by mail, email, via the Internet, personal interview, or telephone.

PROPOSAL NO. 1: ELECTION OF CLASS I DIRECTORS

Overview

        Our Board consists of nine directors and is divided into three classes with staggered three-year terms. At the Annual Meeting, three directors will be elected to fill positions in Class I, whose term expires at the Annual Meeting. Judith J. Li, Garry A. Nicholson, and Stella Xu, Ph.D., our current Class I directors, are nominees for election at the Annual Meeting. Mr. Nicholson was appointed to the Board on March 26, 2020 and was initially recommended as a possible candidate for Board service by a non-management director and our outside corporate legal counsel. Each of the nominees for Class I, if elected, will serve a three-year term expiring at the 2023 Annual Meeting, or until such director's earlier death, resignation, or removal from the Board.

        The nominating and corporate governance committee has recommended, and the Board has approved, the nomination of each of these directors to stand for election at the Annual Meeting.

        Each of the nominees has consented to serve if elected. However, if any of the nominees fails to stand for election, declines to accept election, or is otherwise unavailable for election prior to our Annual Meeting, proxies solicited by our Board will be voted by the proxy holders for the election of any other person or persons as the Board may recommend, or our Board, at its option, may reduce the number of directors that constitute the entire Board.

Director Qualifications

        The nominating and corporate governance committee of the Board is tasked with annually considering the size, composition, and needs of the Board and, as appropriate, recommending the nominees for directors to the Board for approval. The nominating and corporate governance committee considers and evaluates suggestions from many sources regarding possible candidates for directors. Below are the general criteria for the evaluation of current and proposed directors:

  •
  high standards of integrity, commitment and independence of thought, and judgment;

  •
  diversity of talent, skill, and expertise sufficient to provide sound and prudent guidance with respect to all of our operations and interests, which may include experience at senior levels of public companies, leadership positions in the life sciences, healthcare or public health fields, science or technology backgrounds, and financial experience;

  •
  confidence and a willingness to express ideas and engage in constructive discussion with other Board members, management, and all relevant persons;

  •
  ability to devote sufficient time, energy, and attention to corporate affairs;

  •
  active participation in the decision making process, willingness to make difficult decisions in our best interest and the interests of our stockholders and demonstrate diligence and faithfulness in attending Board and Committee meetings; and

  •
  freedom from any conflict of interest that would impair the director's ability to fulfill the responsibilities of a member of the Board.

        We have no formal policy regarding board diversity. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

Stockholder Nominations

        The nominating and corporate governance committee will review and evaluate candidates submitted by stockholders for election to the Board, taking into consideration whether nominations are in accordance with the procedures to nominate directors set forth in our bylaws. Any stockholder who wishes to recommend a candidate for consideration by the nominating and corporate governance committee should follow the procedures described later in this Proxy Statement under the heading "Stockholder Proposals and Nominations for Next Years' Annual Meeting."

Board Composition

        Set forth below are some of the experiences, qualifications, attributes, and skills possessed by the nominees for election to the Board and our continuing directors.

Michael Richman	David Kabakoff, Ph.D.	Elaine V. Jones, Ph.D.	Chau Q. Khuong	Judith J. Li	Briggs Morrison, M.D.	Garry A. Nicholson	Stephen W. Webster	Stella Xu, Ph.D.
Qualifications and Experience									
Industry Expertise	•	•	•	•	•	•	•	•	•
Operational Leadership	•	•	•			•	•	•	
Growth-Stage Companies	•	•	•	•	•	•	•	•	•
Public Company Financing / Private-Public Transition	•	•	•	•	•	•		•	•
Business Development and M&A	•	•	•					•	•
Accounting or Financial Expertise		•		•		•		•	
Public Company Board Experience	•	•	•	•	•	•	•	•	•
Legal, Compliance, and Risk Management							•	•	
Scientific or Medical Training		•	•			•			•
Clinical Trials and Regulatory Experience						•	•		
Product Launch, Commercialization, and Marketing						•	•		
Board Tenure and Age									
Director Since	2015	2015	2015	2015	2015	2019	2020	2019	2018
Age	59	72	65	44	36	61	65	59	49

Nominees and Continuing Directors

        Biographical information for each person nominated for election as a director at the Annual Meeting and each person whose term of office as aa director will continue after the Annual Meeting is set forth below, including age, term of office, and business experience, including directorships with publicly traded companies during the past five years. In addition, for each person, we have included information regarding the business or other experience, qualifications, attributes, or skills that factored into the determination by the nominating and corporate governance committee and our Board that each such person should continue to serve as a director.

Class I Director Nominees for Terms Expiring in 2023

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE
"FOR" EACH OF THE CLASS I DIRECTOR NOMINEES
LISTED BELOW.

Judith J. Li

Independent Director Since: December 2015 Committee Service: • Audit Committee Age: 36 Other Public Boards: • Gritstone Oncology, Inc.

Experience and Expertise

Ms. Li has served as a Partner at Lilly Asia Ventures, which focuses on early- and growth-stage life sciences investments, since April 2015 and prior to that served as Principal at Lilly Asia Ventures from November 2013 to April 2015. Ms. Li has served as a director of publicly traded Gritstone Oncology, Inc., an immuno-oncology company, since September 2017 and holds board appointments at a variety of Lilly Asia Ventures' private portfolio companies, including Just Biotherapeutics, Inc. and Veritas Genetics Inc. From April 2014 to December 2017, she served on the board of Crown BioScience Inc., a biotechnology company that was publicly listed on the Taiwan Stock Exchange until it was acquired in December 2017. Prior to joining Lilly Asia Ventures, Ms. Li served as a senior business analyst at McKinsey & Company, worked in hospital administration at Partners Healthcare, and co-founded an interventional nephrology medical device venture. Ms. Li received a B.A. in biology from Harvard University and an M.B.A. from Harvard Business School.

Qualifications • Experience as a board member of biotechnology and pharmaceutical companies • Experience as an investor in early-stage life sciences companies

Garry A. Nicholson

Independent Director Since: March 2020 Committee Service: • Audit Committee Age: 65 Other Public Boards: • G1 Therapeutics, Inc. • Five Prime Therapeutics, Inc. • Turning Point Therapeutics, Inc.

Experience and Expertise

Mr. Nicholson is currently retired. He has served as chairman of the board of directors of publicly traded biopharmaceutical company G1 Therapeutics, Inc. since September 2018, and on the board of directors of publicly traded biopharmaceutical companies Five Prime Therapeutics, Inc. since May 2017 and Turning Point Therapeutics, Inc. since January 2020. Mr. Nicholson also served on the board of directors of publicly traded biopharmaceutical company TESARO, Inc. from May 2015 until its acquisition by GlaxoSmithKline plc in January 2019. Mr. Nicholson also serves on the board of directors of several privately held life sciences companies. He served as president and chief executive officer of XTuit Pharmaceuticals, Inc., a biopharmaceutical company, from September 2015 to October 2016. Prior to that, he served as president, Pfizer Oncology, from May 2008 until March 2015, where he oversaw global commercialization and sales, clinical development, regulatory and business strategies. In addition to his oncology role, he was a member of Pfizer Inc.'s Portfolio Strategy and Investment Committee, the governance body with oversight responsibility for the company's research and development. Prior to joining Pfizer, Mr. Nicholson worked in the oncology division of Eli Lilly and Company, where he held a number of leadership roles. Mr. Nicholson received a B.S. in pharmacy from the University of North Carolina, Chapel Hill, and an M.B.A. from the University of South Carolina, Columbia.

Qualifications

•

Extensive experience in the pharmaceutical industry as a senior executive and director

•

Service on the boards of other public and private biopharmaceutical and biotechnology companies

Stella Xu, Ph.D.

Independent Director Since: November 2018 Committee Service: • Nominating and Corporate Governance Committee Age: 49 Other Public Boards: • None

Experience and Expertise

Dr. Xu has served as Managing Director of Quan Capital, a life sciences venture fund with officers in China and the United States, since August 2017. Prior to joining Quan Capital, Dr. Xu served as Vice President and site head of Roche Innovation Center Shanghai, and a member of the global management team for Roche's Immunology, Inflammation & Infections Diseases Discovery and Translation Area, from September 2012 to August 2017. Dr. Xu joined Roche from McKinsey & Company. Dr. Xu has served as a director of Centrexion Therapeutics Corporation, a biopharmaceutical company focused on the treatment of chronic pain, since January 2018, a director of Tempest Therapeutics, Inc., a clinical stage biotech company advancing small molecule cancer therapeutics, since February 2018, a director of Zidan Medical, Inc., a medtech start-up focusing on early stage lung cancer, since November 2018 and a director of Walking Fish Therapeutics, Inc., an early-stage biotech company, since June 2019. Dr. Xu previously served as a director of ARMO BioSciences, Inc., a publicly traded late-stage biopharmaceutical company focused on immuno-oncology, from August 2017 to July 2018 when it was acquired by Eli Lilly and Company. Dr. Xu received a B.S. in biophysics from Peking University and a Ph.D. in immunology from Northwestern University.

Qualifications • Extensive, global experience in the development and commercialization of innovative therapies • Service on the boards of several private biopharmaceutical and biotechnology companies

Continuing Directors—Class II Directors with Terms Expiring in 2021

Elaine V. Jones, Ph.D.

Independent Director Since: December 2015 Committee Service: • Nominating and Corporate Governance Committee (Chair) Age: 65 Other Public Boards: • CytomX Therapeutics, Inc. • Gritstone Oncology, Inc.

Experience and Expertise

Dr. Jones served as Vice President, Worldwide Business Development and Senior Partner at Pfizer Ventures, where she was responsible for making and managing venture investments of strategic interest to Pfizer Inc., from December 2008 to April 2019. Prior to joining Pfizer, Dr. Jones was a General Partner with EuclidSR Partners. She began her private equity career in 1999 at S.R. One, GlaxoSmithKline's venture fund. Before that, she was Director of Scientific Licensing for SmithKline Beecham and a research scientist for SmithKline Beecham Pharmaceutical R&D. Dr. Jones has served on the board of directors of publicly traded CytomX Therapeutics, Inc., a clinical-stage biopharmaceutical company, since May 2019 (she also previously served on CytomX's board from December 2014 to June 2016) and Gritstone Oncology, Inc., an immuno-oncology company, since September 2019 and currently serves on the board of directors for various privately held companies and as a trustee of Juniata College. Dr. Jones previously served on the boards of directors of several publicly traded healthcare companies, including Mersana Therapeutics, Inc. from February 2015 to June 2018, Mirna Therapeutics, Inc. from December 2012 to June 2016, Aquinox Pharmaceuticals, Inc. from June 2010 to February 2015 and Flexion Therapeutics, Inc. from December 2009 to June 2014. Dr. Jones received a B.S. in biology from Juniata College and a Ph.D. in microbiology from the University of Pittsburgh.

Qualifications • Background in scientific and pharmaceutical industry • Extensive experience in the venture capital industry

Chau Q. Khuong

Independent

Director Since: December 2015

Committee Service:

•

Compensation Committee (Chair)

•

Nomination and Corporate Governance Committee

Age: 44

Other Public Boards:

•

BELLUS Health Inc.

•

Synlogic, Inc.

•

Inspire Medical Systems, Inc.

•

Aerpio Pharmaceuticals, Inc.

Experience and Expertise

Mr. Khuong has served as a Private Equity Partner at OrbiMed Advisors LLC, a venture capital and asset management firm, since 2003. Mr. Khuong currently serves as a director of several publicly traded life sciences companies, including BELLUS Health Inc. since December 2018, Synlogic, Inc. since February 2016, Inspire Medical Systems, Inc. since May 2014 and Aerpio Pharmaceuticals, Inc. since April 2014, and previously served as a director of publicly traded biopharmaceutical companies Nabriva Therapeutics plc (formerly Nabriva Therapeutics AG) from April 2015 to August 2017 and Otonomy,  Inc. from August 2013 to July 2016 and as chairman of the board of directors of biopharmaceutical company Pieris Pharmaceuticals, Inc. from December 2014 to November 2017. Mr. Khuong has also served on the board of directors for several privately held companies. Mr. Khuong received a B.S. in molecular biology with concentration in biotechnology and a M.P.H. with concentration in infectious diseases from Yale University.

Qualifications • Service on the boards of other public and private biopharmaceutical and biotechnology companies • Extensive experience in the venture capital industry

Briggs Morrison, M.D.

Independent Director Since: April 2019 Committee Service: • Compensation Committee Age: 61 Other Public Boards: • Arvinas, Inc. • Syndax Pharmaceuticals, Inc.

Experience and Expertise

Dr. Morrison has served as Chief Executive Officer of Syndax Pharmaceuticals, Inc., a publicly traded biopharmaceutical company, since June 2015, and as a member of its board of directors since July 2015. Dr. Morrison has also served as Executive Partner at MPM Capital, Inc. since June 2015. Dr. Morrison has served as a member of the board of directors of Arvinas,  Inc., a publicly traded biopharmaceutical company focused on therapies to degrade disease-causing proteins, since June 2018 and prior to that as a member of its Scientific Advisory Board from August 2016 to June 2018. Before that, Dr. Morrison was the Chief Medical Officer and Head of Global Medicines Development at AstraZeneca plc from January 2012 to June 2015. Before joining AstraZeneca, Dr. Morrison held several positions at Pfizer Inc., including Head, Medical Affairs, Safety and Regulatory Affairs for Pfizer's human health business. Dr. Morrison also previously held several positions at Merck Research Laboratories, a division of Merck & Co., Inc., including Vice President, Clinical Sciences, Oncology. Dr. Morrison was a member of the executive committee of the Clinical Trials Transformation Initiative sponsored by the FDA and is on the board of the Alliance for Clinical Research Excellence and Safety. Dr. Morrison also serves on the board of directors for multiple private pharmaceutical companies. Dr. Morrison received a B.S. in biology from Georgetown University and an M.D. from the University of Connecticut Medical School. He completed residency training in internal medicine at Massachusetts General Hospital and a fellowship in medical oncology at the Dana-Farber Cancer Institute.

Qualifications • Extensive executive leadership experience • Medical background and training • Service on the boards of other public and private biopharmaceutical and biotechnology companies

Continuing Directors—Class III Directors with Terms Expiring in 2022

David Kabakoff, Ph.D.

Independent Director Since: December 2015 Committee Service: • Audit Committee • Compensation Committee Age: 72 Other Public Boards: • Castle Biosciences, Inc.

Experience and Expertise

Dr. Kabakoff has served as Executive Partner at Sofinnova Investments, Inc. since May 2007 and became a founding Partner of HealthQuest Capital in 2012. Dr. Kabakoff has served on the board of directors of Castle Biosciences, Inc., a publicly traded company that develops and commercializes diagnostic and prognostic tests for dermatologic cancers, since September 2017, and currently also serves on the board of directors of several privately held life sciences companies, including Lineagen, Inc., where he serves as chairman, Dauntless Pharmaceuticals, Inc., Rainier Therapeutics, Neurana Pharmaceuticals, Biotheranostics, Inc., Rarecyte, Inc., and Antiva Biosciences, Inc. Dr. Kabakoff previously served as a director of several other publicly traded and privately held life sciences companies, including Principia Biopharma, Inc. from June 2016 to August 2018 in advance of Principia's September 2018 initial public offering, publicly traded lnterMune, Inc. from November 2005 to September 2014, and Amplimmune. In 2001, Dr. Kabakoff co-founded Salmedix, Inc., a company that developed cancer drug treatments, and served as the company's Chairman and Chief Executive Officer and led its acquisition in June 2005 by Cephalon, Inc. Previously, Dr. Kabakoff served as Executive Vice President of Dura Pharmaceuticals, Inc., a pharmaceutical company, President and Chief Executive Officer of Spiros, a pharmaceutical company, Chief Executive Officer of Corvas International, Inc., a developer of biotherapeutics, and in senior executive positions with Hybritech, a biotechnology company. Dr. Kabakoff received a B.A. in chemistry from Case Western Reserve University and a Ph.D. in chemistry from Yale University.

Qualifications • Extensive experience in the biotechnology industry • Extensive experience in the venture capital industry

Stephen W. Webster

Independent Director Since: April 2019 Committee Service: • Audit Committee (Chair) Age: 59 Other Public Boards: • Nabriva Therapeutics AG • Viking Therapeutics, Inc.

Experience and Expertise

Mr. Webster served as the Chief Financial Officer of Spark Therapeutics, Inc., a publicly traded biotechnology company, from July 2014 until its acquisition by Roche in December 2019. He was previously Senior Vice President and Chief Financial Officer of Optimer Pharmaceuticals, Inc., a publicly traded biotechnology company, from July 2012 until its acquisition by Cubist Pharmaceuticals, Inc. in October 2013. Prior to joining Optimer, Mr. Webster served as SVP and Chief Financial Officer of Adolor Corporation, a biopharmaceutical company, from 2008 until its acquisition by Cubist Pharmaceuticals, Inc. in 2011. From 2007 until joining Adolor Corporation in 2008, Mr. Webster served as Managing Director, Investment Banking Division, Health Care Group for Broadpoint Capital Inc. (formerly First Albany Capital). Mr. Webster served as co-founder, President and Chief Executive Officer for Neuronyx, Inc., a biopharmaceutical company, from 2000 to 2006. Mr. Webster previously served in positions of increased responsibility, including as Director, Investment Banking Division, Health Care Group for PaineWebber Incorporated. Mr. Webster has served as a director of Nabriva Therapeutics AG (formerly Nabriva Therapeutics plc), a publicly traded biopharmaceutical company, since August 2016 and Viking Therapeutics,  Inc., a publicly traded biopharmaceutical company, since May 2014. Mr. Webster received an A.B. in economics from Dartmouth College and an M.B.A. in finance from The Wharton School of the University of Pennsylvania.

Qualifications • Extensive experience in the biopharmaceutical industry • Service as chief financial officer and on the boards of other public companies

Michael Richman

Director Since: October 2015 Age: 59 Other Public Boards: • Pieris Pharmaceuticals, Inc.

Experience and Expertise

Mr. Richman co-founded our company and has served as our President, Chief Executive Officer and a member of the Board since October 2015. Mr. Richman served as President and Chief Executive Officer of Amplimmune, Inc. (now MedImmune, LLC), a biopharmaceutical company focused on immuno-oncology, from 2007 to August 2015, including through Amplimmune's acquisition by AstraZeneca plc in October 2013. Before Amplimmune, Mr. Richman served as Executive Vice President and Chief Operating Officer of MacroGenics, Inc., a biopharmaceutical company focused on the treatment of cancer, from 2002 to 2007. Mr. Richman joined MacroGenics with approximately 20 years' experience in corporate business development within the biotechnology industry. Mr. Richman has served as a director of publicly traded Pieris Pharmaceuticals, Inc., a clinical-stage biotechnology company, since December 2014 and as a director of Madison Vaccines, Inc., a private company, since May 2014. Mr. Richman was previously a member of the board of directors of GenVec, Inc. from April 2015 until its acquisition by Intrexon Corporation in June 2017 and Opexa Therapeutics, Inc. from June 2006 until its acquisition by Acer Therapeutics in September 2017. Mr. Richman received a B.S. in genetics and molecular biology from the University of California at Davis and an M.S.B.A. in international business from San Francisco State University.

Qualifications

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Service as our President and Chief Executive Officer

•

Service on the boards of other private and public life sciences companies

•

Extensive knowledge of our company and industry, including comprehensive experience in financing, corporate management, research and business development

CORPORATE GOVERNANCE AND OUR BOARD OF DIRECTORS

Board Leadership and Governance Structure

        The following table details certain basic information on our directors, the composition of the Board and its standing committees and the number of meetings held during the year ended December 31, 2019

				Committee Memberships

Name	Age	Director Since	Independent	Audit	Compensation	Nominating and Corporate Governance

Michael Richman	59	2015

David Kabakoff, Ph.D.	72	2015	✓	✓	✓

Elaine V. Jones, Ph.D.	65	2015	✓			©

Chau Q. Khuong	44	2015	✓		©	✓

Judith J. Li	36	2015	✓	✓

Briggs Morrison, M.D.	61	2019	✓		✓

Garry A. Nicholson	65	2020	✓	✓

Stephen W. Webster	59	2019	✓	©

Stella Xu, Ph.D.	49	2018	✓			✓

2019 Meetings			Board: 7	5	4	3

  ✓  = Member

  ©  = Chair

Director Independence

        The Board has determined that none of our directors other than Mr. Richman, who is also our Chief Executive Officer, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these directors is "independent" as that term is defined under Nasdaq rules. In making these determinations, the Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving them described in the section entitled "Certain Relationships and Related Party Transactions."

Board Leadership Structure

        Dr. Kabakoff currently serves as Chair of the Board. The Board believes that separation of the positions of Chair and Chief Executive Officer reinforces the independence of the Board from management, creates an environment that encourages objective oversight of management's performance, and enhances the effectiveness of the Board as a whole, and has concluded that our current board leadership structure is appropriate at this time. However, our amended and restated bylaws and corporate governance guidelines provide the Board with flexibility to combine or separate the positions of Chair and Chief Executive Officer and to appoint a lead director in accordance with its determination that utilizing one or the other structure would be in the best interests of our company. The Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Board Size

        The Board currently consists of nine directors. Our amended and restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the Board. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of the Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our company.

Board Committees

        The Board has established an audit committee, a compensation committee and a nominating and corporate governance committee. Each of these committees operates under a written charter approved by the Board that satisfies applicable SEC and Nasdaq standards. From time to time, the Board may establish other committees to facilitate the management of our business. Each committee's charter is available under the Governance section of our website at www.nextcure.com. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website.

Audit Committee

        The primary function of our audit committee is to oversee our corporate accounting and financial reporting process. Our audit committee's responsibilities include:

  •
  appointing and retaining, approving the compensation of, overseeing, and evaluating the independence, qualification, and performance of our independent registered public accounting firm;

  •
  reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;

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  coordinating the Board's oversight of our internal control over financial reporting, disclosure controls and procedures, and the prompt reporting of violations of our code of business conduct and ethics;

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  reviewing our critical accounting policies and estimates;

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  discussing our risk management policies;

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  reviewing and approving or ratifying any related person transaction; and

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  preparing the audit committee report required to be included in our annual Proxy Statement.

        The members of our audit committee are Dr. Kabakoff, Ms. Li, Mr. Nicholson and Mr. Webster, and Mr. Webster serves as the chair of the committee. The Board has determined that each of the members of our audit committee satisfies the financial literacy and sophistication requirements of the SEC and the Nasdaq listing rules. In addition, the Board has determined that Mr. Webster qualifies as an audit committee financial expert under SEC rules. Under SEC rules, members of our audit committee must also meet heightened independence standards. The Board has determined that each of the members of our audit committee is independent under the applicable SEC and Nasdaq listing rules.

Compensation Committee

        Our compensation committee oversees policies relating to compensation and benefits of our officers and employees. The compensation committee reviews, approves, and recommends to the Board corporate goals and objectives relevant to compensation of our executive officers, and evaluates the performance of these officers in light of those goals and objectives. The compensation committee reviews and approves compensation for our executive officers at least annually. In making compensation decisions for executive officers other than our Chief Executive Officer, the compensation committee meets with and discusses those decisions with our Chief Executive Officer. The compensation committee separately meets without our Chief Executive Officer to deliberate and approve our Chief Executive Officer's compensation. The compensation committee also reviews and approves the issuance of stock options and other awards to our executive officers. The compensation committee reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance by the compensation committee with its charter. The members of our compensation committee are Mr. Khuong, Dr. Kabakoff, and Dr. Morrison, and Mr. Khuong serves as chair of the committee. Each of the members of our compensation committee is independent under the applicable Nasdaq listing rules and is a "non-employee director" as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        The compensation committee's charter permits the compensation committee to delegate to one or more executive officers the power to grant options or other stock awards pursuant to equity-based incentive plans to employees who are not directors or executive officers.

        To assist in carrying out its responsibilities, the compensation committee is authorized to retain the services of independent advisors. The compensation committee engaged Pearl Meyer & Partners, LLC ("Pearl Meyer"), a national compensation consulting firm, to serve as an independent consultant to the compensation committee during 2019. During 2019, Pearl Meyer provided advice to the compensation committee on matters related to, among other things:

  •
  compensation of our executive officers, including providing the compensation committee with data and analysis to support pre- and post-IPO compensation decisions;

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  the design and implementation of our post-IPO equity incentive plan, the NextCure, Inc. 2019 Omnibus Incentive Plan; and

  •
  the design of our post-IPO director compensation program.

        Prior to engaging Pearl Meyer, the compensation committee considered and assessed Pearl Meyer's independence. To ensure Pearl Meyer's continued independence and to avoid any actual or apparent conflict of interest, the compensation committee regularly, but not less than annually, considers Pearl Meyer's independence and does not permit Pearl Meyer to be engaged to perform any services to us beyond those services provided to the compensation committee. The compensation committee has sole authority to select, retain or terminate its executive compensation consultants and to approve their fees and other retention terms.

Nominating and Corporate Governance Committee

        Our nominating and corporate governance committee is responsible for making recommendations to the Board regarding candidates for directorships and the size and composition of the Board. In addition, our nominating and corporate governance committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to the Board concerning governance matters. The members of our nominating and corporate governance committee are Dr. Jones, Mr. Khuong, and Dr. Xu, and Dr. Jones serves as chair of the committee. Each of the members of our nominating and corporate governance committee is independent under the applicable Nasdaq listing rules.

Meeting Attendance

        During 2019, each director attended at least 75% of the meetings of the Board and meetings of each committee of the Board on which he or she served. The Board does not have a formal policy with respect to Board member attendance at annual meetings of stockholders, but all members of the Board are encouraged to attend. As a private company, we did not hold an annual meeting of stockholders in 2019.

Other Governance Matters

Code of Business Conduct and Ethics

        We have adopted a code of business conduct and ethics that applies to all of our directors, officers and employees, including those officers responsible for financial reporting. A current copy of the code of business conduct and ethics is available under the Corporate Governance section of our website. We intend to disclose future amendments to the code or any waivers of its requirements on our website.

Role of the Board in Risk Oversight

        The Board administers its role in the oversight of risk directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas. In particular, the Board monitors and assesses strategic risk exposure and our audit committee oversees our major financial risk exposures and the steps our management has taken to monitor and control these exposures. Our audit committee also monitors compliance with legal and regulatory requirements and considers and approves or disapproves any related person transactions. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance practices and of the Board. Our compensation committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking. While each committee evaluates certain risks and oversees the management of such risks, our entire Board is regularly informed about the risks overseen by the committees through committee reports.

        Risk assessment and oversight are an integral part of our governance and management processes. The Board encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the Board at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies and presents the steps taken by management to mitigate or eliminate such risks.

Corporate Governance Guidelines

        We have adopted Corporate Governance Guidelines to assist the Board in carrying out its oversight responsibilities and to serve the best interests of the Company and our stockholders. Our Corporate Governance Guidelines are intended to serve as a flexible framework for the conduct of the Board's business and are available under the Corporate Governance section of our website.

Stock Ownership Guidelines

        We believe that it is important that our directors and executive officers focus on long-term stockholder value and that their interests are aligned with those of our stockholders. Upon the closing of our IPO, we adopted stock ownership guidelines that require each director to hold shares of our common stock and vested, in the money stock options with a market value of at least three times the annual retainer for non-executive directors within five years of joining the board or by our 2024 Annual Meeting in the case of directors serving as of the closing date of our IPO on May 13, 2019. In addition, our stock ownership guidelines require, within five years of becoming an executive officer or, in the case of executive officers serving as of May 13, 2019, by the 2024 Annual Meeting, (i) our CEO and President to hold stock and vested, in the money options with a market value of five times base salary, (ii) our Chief Financial Officer, Chief Medical Officer, Chief Scientific Officer, and Chief Development Officer to hold stock and vested, in the money options with a market value of three times base salary, and (iii) other executive officers to hold stock and vested, in the money options with a market value of two times base salary. In the case of stock options, market value means 60% of the difference between the market price of our common stock and the exercise price of the options. In the case of shares, the market value is the market price. Market price for the purpose of our stock ownership guidelines is the higher of the closing price of our common stock on the determination date and the ninety-day trailing average closing price on that date.

Prohibition of Hedging

        Our Trading Compliance Policy prohibits our directors, officers, employees, and agents (such as consultants and independent contractors) and their spouses or other members of their households from entering into hedging or monetization transactions or similar arrangements with respect to our securities without advance approval our Chief Executive Officer or Chief Operating Officer.

Communications with the Board

        The Board has adopted a procedure for receiving and addressing communications from our stockholders. Stockholders who wish to communicate with the Board, any group of directors, or any individual director can write to: NextCure, Inc. 9000 Virginia Manor Road, Suite 200, Beltsville, Maryland 20705, Attn: Secretary. Your communication should prominently display the legend "BOARD COMMUNICATION." Any such communication will be copied into our files and forwarded to the relevant individual or group to which the communication was addressed at or prior to the next meeting of the Board.

        Certain communications unrelated to the duties and responsibilities of the Board will not be forwarded, including spam, junk mail, and mass mailings, resumes, and other forms of job inquiries, surveys, business solicitations or advertisements, and any communication determined to be frivolous, unduly hostile, threatening, illegal or similarly unsuitable.

DIRECTOR COMPENSATION

Non-Employee Director Compensation Program

        Prior to our IPO, we did not compensate our directors for service on the Board, other than an equity grant to our Chair in 2018. We did reimburse our non-employee directors for travel and other necessary business expenses incurred in the performance of their service as directors.

        In connection with our IPO, the Board approved a compensation program for our non-employee directors (the "Non-Employee Director Compensation Program"). Pursuant to this program, our non-employee directors receive annual cash compensation as follows:

  •
  the Chair of the Board receives a $65,000 annual retainer and each other non-employee director receives $35,000;

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  the chair of our audit committee receives a $15,000 annual retainer and each other member receives $7,500;

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  the chair of our compensation committee receives a $10,000 annual retainer and each other member receives $5,000; and

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  the chair of our nominating and corporate governance committee receives an $8,000 annual retainer and each other member receives $4,000.

        All fees under the Non-Employee Director Compensation Program are paid quarterly in arrears and are pro-rated for any partial quarters of service, and no per meeting fees are paid, except that we reimburse non-employee directors for reasonable expenses incurred in connection with attending board and committee meetings.

        Under the Non-Employee Director Compensation Program, each non-employee director is also entitled to receive an annual stock option award to purchase 11,000 shares of our common stock that vests on the earlier of one year from the grant date of the award or the date of the next annual meeting of the stockholders, subject to continued service through the vesting date. Annual stock option grants for non-employee directors who were initially elected in the 12 months preceding the annual grant date will be pro-rated on a monthly basis for time in service. In addition, each non-employee director who is elected or appointed to the Board is entitled to receive an initial stock option award to purchase 22,000 shares of our common stock that vests in three equal annual installments commencing on the grant date of the award, subject to continued service through the applicable vesting date. All stock options granted pursuant to the Non-Employee Director Compensation Program are subject to the terms and provisions of the NextCure, Inc. 2019 Omnibus Incentive Plan.

Director Compensation Table

        The table below sets forth information on the compensation of all our non-employee directors for the year ended December 31, 2019. Michael Richman, our President and Chief Executive Officer, is also a member of the Board, but did not receive any additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	All Other Compensation ($)	Total ($)

David Kabakoff, Ph.D.	50,003	216,805	—	266,808

Elaine V. Jones, Ph.D.	27,744	216,805	—	244,549

Chau Q. Khuong	28,389	216,805	—	245,194

Judith J. Li	27,421	216,805	—	244,226

Briggs Morrison, M.D.	25,808	216,805	6,000	248,613

Tim Shannon, M.D.	31,615	216,805	—	248,420

Stephen W. Webster	32,260	216,805	—	249,065

Stella Xu	25,163	216,805	—	241,968

(1)
Dr. Shannon resigned from the Board on March 25, 2020.

Outstanding Equity Awards for Directors at Fiscal Year-End

        The following table provides information regarding equity awards held by our directors that were outstanding as of December 31, 2019:

Name	Options Outstanding (#)

David Kabakoff, Ph.D.	59,342

Elaine V. Jones, Ph.D.	22,000

Chau Q. Khuong	22,000

Judith J. Li	22,000

Briggs Morrison, M.D.	29,468

Tim Shannon, M.D.	22,000

Stephen Webster	22,000

Stella Xu	22,000

PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        The audit committee of the Board has appointed Ernst & Young LLP ("EY") as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2020, and is asking stockholders to ratify this appointment at the Annual Meeting.

        EY has audited our financial statements annually since 2018. A representative of EY is expected to attend this year's Annual Meeting, will have the opportunity to make a statement, if desired, and will be available to respond to appropriate questions. In making its recommendation to the Board to select EY as our independent registered public accounting firm for 2020, the audit committee determined that retention of EY is in the best interests of us and our stockholders. Information regarding fees billed by EY for our 2018 and 2019 fiscal years is set forth under "Relationship with Independent Registered Public Accounting Firm" below.

        Our bylaws do not require that stockholders ratify the appointment of our independent registered public accounting firm. However, we are seeking ratification because we believe it is a matter of good corporate governance. In the event that stockholders fail to ratify the appointment, the audit committee will reconsider whether to retain EY, but may ultimately determine to retain EY as our independent registered public accounting firm. Even if the appointment is ratified, the audit committee, in its sole discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that it is advisable to do so.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE
"FOR" THE RATIFICATION OF THE APPOINTMENT OF
ERNST & YOUNG LLP AS OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2020.

Relationship with Independent Registered Public Accounting Firm

        The following table shows the fees that EY billed us for professional services rendered for 2019 and 2018:

Fee Category	2019	2018

Audit Fees	$1,733,590	$429,250

Audit-Related Fees	$—	$—

Tax Fees	$61,321	$—

All Other Fees	$—	$—

Total Fees	$1,794,911	$429,250

Audit Fees

        "Audit Fees" includes fees for professional services provided by EY in connection with the audit of our annual financial statements, review of quarterly financial statements included in our quarterly reports on Form 10-Q and registration statements on Form S-1, as well as services that are normally provided by EY in connection with SEC filings, including comfort letters and consents issued in connection with securities offerings, consultations on matters addressed during the audit or interim reviews, and other services normally provided in connection with regulatory filings. Included in the 2019 Audit Fees are

$1,189,904 of fees billed in connection with our registration statements on Form S-1 filed during 2019, including in connection with our initial public offering.

Audit-Related Fees

        "Audit-Related Fees" includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not included above under "Audit Fees." We did not incur any Audit-Related Fees for 2019 or 2018.

Tax Fees

        "Tax Fees" includes fees for professional services provided by EY for tax compliance, tax advice, and tax planning. Tax Fees for 2019 consist of $40,594 for tax compliance, including the preparation, review and filing of tax returns, and $20,727 for tax advice and planning. We did not incur any Tax Fees for 2018.

All Other Fees

        "All Other Fees" would include fees for services provided by EY that are not included in the other fee categories reported above. There were no other fees for 2019 or 2018.

Audit Committee Pre-Approval Policies and Procedures

        EY provides the audit committee with information outlining the plan and scope of EY's proposed audit services proposed to be performed during the year, which the audit committee reviews with EY and management. The audit committee pre-approves all services provided by EY, including audit services and non-audit services, to assure that they do not impair EY's independence. Audit committee pre-approval requirements are subject to an exception for certain de minimis non-audit services approved by the audit committee prior to the completion of an audit. None of the EY services in 2019 and 2018 were approved by the audit committee pursuant to the de minimis exception. To ensure prompt handling of unexpected matters, the audit committee has specifically delegated to the Chair of the audit committee authority to pre-approve permissible non-audit services, subject to maximum dollar amounts. If the Chair exercises this delegation of authority, he reports the action taken to the audit committee at its next regular meeting.

Audit Committee Report

        The primary function of the Audit Committee is to oversee our accounting and financial reporting processes and the external audit of our financial statements on behalf of the Board. The Audit Committee operates under a written charter adopted by the Board that satisfies applicable SEC and Nasdaq standards and is available in the "Investors – Governance" section of our corporate website, www.nextcure.com. The Audit Committee reviews the charter and proposes necessary changes to the Board on an annual basis.

        The Audit Committee has reviewed and discussed with management our audited financial statements for the fiscal year ended December 31, 2019 and has discussed with EY, our independent registered public accounting firm for the fiscal year ended December 31, 2019, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the "PCAOB") and the SEC. The Audit Committee has also received the written disclosures and the letter from EY required under the applicable requirements of the PCAOB regarding EY's communications with the Audit Committee concerning independence, and discussed with EY its independence.

        On the basis of the review and discussions referenced above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.

        In addition to its oversight of our corporate accounting and financial reporting process, the Audit Committee is responsible for the appointment, oversight, evaluation, and retention of our independent registered public accounting firm. In connection with this responsibility, the Audit Committee annually reviews the qualifications, performance, and independence of the independent registered public accounting firm, including the performance of the lead audit partner, and assures the regular rotation of the lead audit partner as required. In doing so, the Audit Committee considers a number of factors including, but not limited to quality of services provided, technical expertise, knowledge of the industry, effective communication, and objectivity. The Audit Committee also considers whether the non-audit services provided by the independent registered public accounting firm are compatible with maintaining its independence.

        The Audit Committee has engaged EY as our independent registered public accounting firm for the fiscal year ending December 31, 2020 and is seeking ratification of such engagement by our stockholders.

Audit Committee (March 5, 2020)

Stephen Webster, Chair
David Kabakoff, Ph.D.
Judith Li

EXECUTIVE OFFICERS

        The following table sets forth the name, age and position of each of our executive officers as of the date of this Proxy Statement:

Name	Position	Age

Michael Richman	President and Chief Executive Officer	59

Steven P. Cobourn, CPA	Chief Financial Officer	57

Kevin N. Heller, M.D.	Chief Medical Officer	49

James B. Bingham, Ph.D.	Chief Development Officer	53

Sol Langermann, Ph.D.	Chief Scientific Officer	60

Timothy Mayer, Ph.D.	Chief Operating Officer	55

Linda N. Liu, Ph.D.	Senior Vice President, Research	53

        Michael Richman — For Michael Richman's biographical information, see "Continuing Directors – Class III Director Nominees with Terms Expiring in 2022."

        Steven P. Cobourn, CPA has served as our Chief Financial Officer since January 2018. Previously, he served as Chief Financial Officer of Vaccinex, Inc., a biotechnology company, from May 2014 to January 2018. Prior to joining Vaccinex, Mr. Cobourn was the Vice President of Finance and Treasurer of Otsuka America Pharmaceutical, Inc., a private pharmaceutical company, from 2003 to April 2014, and served in other roles at Otsuka America Pharmaceutical from 1993 to 2003. Prior to joining Otsuka America Pharmaceutical, Mr. Cobourn was a Certified Public Accountant at Hass & Company LLC, an accounting firm. Mr. Cobourn received a B.S. in business administration from Drexel University and is a Certified Public Accountant.

        Kevin N. Heller, M.D. has served as our Chief Medical Officer since April 2018. He has also served as an Adjunct Professor at the Yale University School of Medicine since October 2018. Dr. Heller served as head of antibody clinical development at Incyte Corporation, a biotechnology company, from May 2015 to April 2018 and as Global Medical Lead for the vandetanib program at AstraZeneca plc from May 2013 to May 2015. Prior to joining AstraZeneca plc, Dr. Heller served as an early clinical development lead for multiple programs, clinical strategy lead for ipilumumab, and global lead for oncology search and evaluation in the business development group at Bristol Myers Squibb Company from 2007 to 2013. Dr. Heller received a B.S. in molecular biophysics and biochemistry from Yale University and an M.D. from George Washington University.

        James B. Bingham, Ph.D. has served as our Chief Development Officer since December 2018 and previously served as our Senior Vice President, Development and Manufacturing from October 2015 to December 2018. Dr. Bingham has also served as President of MMG Biopharmaceuticals Consulting, LLC since November 2008. Prior to joining NextCure, Dr. Bingham held various positions at Amplimmune from 2007 to July 2015, including Senior Vice President of Development, Manufacturing and Quality from January 2013 to July 2015. Dr. Bingham served as Associate Director of Microbial Research & Development at Cambrex Corporation and, after its acquisition of Cambrex, Lonza Group AG from 2006 to 2007. Dr. Bingham also worked for Human Genome Sciences, Inc. (acquired by GlaxoSmithKline plc) ("HGS"), from 2000 to 2006. Prior to joining HGS, Dr. Bingham was also employed at MedImmune and Integrated Genetics (now part of Laboratory Corporation of America Holdings). Dr. Bingham received a B.S. in biology from St. Michael's College and a Ph.D. in biological chemistry from The Johns Hopkins University.

        Sol Langermann, Ph.D. has served as our Chief Scientific Officer since December 2018 and previously served as our Senior Vice President, Research from October 2015 to December 2018. Prior to joining NextCure, Dr. Langermann served as Senior Vice President and Chief Scientific Officer of Amplimmune from 2007 to July 2015. Dr. Langermann previously served as Chief Scientific Officer at PharmAthene, Inc., which was later acquired by Altimmune, Inc., from 2004 to 2007. Prior to PharmAthene, he held several positions at MedImmune, LLC, including Senior Director of Cell Biology, Director of Immunology and Molecular Genetics and Research Scientist in Immunology. Dr. Langermann received a B.A. in philosophy of science from Columbia College, an M.L.A. in immunology from Harvard University and a Ph.D. in microbiology and molecular biology from Tufts University. He completed his postdoctoral fellowship in mucosal immunology at Harvard University.

        Timothy Mayer, Ph.D. has served as our Chief Operating Officer since October 2019. He previously served as our Senior Vice President, Corporate Development from December 2018 to October 2019 and our Vice President, Business Development from February 2016 to December 2018. Prior to joining NextCure, Dr. Mayer held several positions at MacroGenics, Inc., a biopharmaceutical company focused on the treatment of cancer, from 2004 to February 2016, including Senior Director, Intellectual Property from 2009 to February 2016. Prior to that, Dr. Mayer worked on biotechnology and pharmaceutical patent matters as a Technical Specialist at Banner & Witcoff, Ltd., an intellectual property law firm, from 2000 to 2004. Dr. Mayer received a B.S. in microbiology and a B.S. in biochemistry from California Polytechnic State University and a Ph.D. in microbiology and immunology from the Pennsylvania State University College of Medicine.

        Linda N. Liu, Ph.D. has served as our Senior Vice President, Research since December 2018 and previously served as our Vice President, Translational Research from October 2015 to December 2018. Prior to joining NextCure, Dr. Liu held several positions at Amplimmune from 2007 to August 2015, including Executive Director of Translational Science/Scientific Affairs and Vice President of New Product Development from January 2013 to August 2015. She served as a Senior Director of Biological Product Development at MaxCyte, Inc., a clinical stage biotechnology company aimed at commercializing cell loading technology, from 2000 to 2007 and as a Senior Scientist at Osiris Therapeutics, Inc. from 1999 to 2000. Dr. Liu received a B.S. in virology and molecular biology from Wuhan University in China and a Ph.D. in virology and cell biology from the University of Texas at Austin. She conducted her postdoctoral training in tumor cell biology at the St. Jude Children's Research Hospital.

 EXECUTIVE COMPENSATION

        This section discusses the material components of the executive compensation program for our named executive officers ("NEOs") who are named in the "Summary Compensation Table" below. As an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies. In 2019, our NEOs and their positions were as follows:

  •
  Michael Richman, our President and Chief Executive Officer;

  •
  Kevin Heller, M.D., our Chief Medical Officer; and

  •
  Sol Langermann, Ph.D., our Chief Scientific Officer.

Summary Compensation Table

        The following table sets forth information concerning the compensation of our NEOs for the years ended December 31, 2019 and 2018:

Name and principal position	Year	Salary ($)	Option Awards($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)

Michael Richman	2019	418,534	—	204,000	3,145	625,679
President and Chief Executive Officer	2018	383,400	1,963,224	154,480	493	2,501,597

Kevin Heller, M.D.(2)	2019	369,000	—	133,488	2,806	505,294
Chief Medical Officer

Sol Langermann	2019	351,633	—	106,005	1,467	459,105
Chief Scientific Officer	2018	340,976	455,022	85,800	493	882,291

(1)
Amounts in this column reflect the full grant date fair value of stock option awards granted during the year as measured pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718 and do not correspond to the actual value that may be recognized by the director in connection with the applicable awards. See Note 12 to our audited financial statements included in the 2019 Annual Report regarding assumptions underlying the valuation of equity awards.

(2)
Information is provided for 2019 only for Dr. Heller because he was not an NEO in 2018.

Elements of NEO Compensation

Annual Base Salary

        We have entered into employment agreements with each of our NEOs that establish annual base salaries, which are generally determined, approved and reviewed periodically to compensate our NEOs for services rendered to our company. The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the executive's skill set, experience, role, and responsibilities. Prior to our IPO, base salaries for our NEOs were set at levels deemed necessary to attract and retain individuals with superior talent. In February 2019, the annual base salaries of Dr. Heller and Dr. Langermann were increased by 3% to $370,800 and $353,350, respectively, consistent with the general increase in annual base salaries given to all executive officers other than our Chief Executive Officer. Mr. Richman's base salary was increased by approximately 10% for 2019 to $425,000 to more closely align to the 50th percentile of pre-IPO Chief Executive Officer salaries at similarly sized venture-

backed immunology, immuno-oncology, and oncology companies according to an analysis by Pearl Meyer.

Non-Equity Incentive Plan Compensation

        We use short-term cash incentives to motivate our employees, including our NEOs, to achieve key business objectives. Our NEOs are eligible to receive annual cash incentive payments, which are determined at the discretion of our Board based upon, among other things, the achievement of these objectives. For 2019, Mr. Richman, Dr. Heller, and Dr. Langermann were each eligible to receive a target cash incentive payment of up to 40%, 30% and 25%, respectively, of his base salary based on the achievement of certain corporate objectives. In February 2019, our compensation committee approved corporate performance goals in each of the following categories for purposes of determining the 2019 cash incentive payments:

  •
  R&D and Clinical:  Achieve preclinical and clinical milestones related to NC318, NC410 and other programs and an operational milestone relating to our former collaboration with Eli Lilly and Company. (Weighted 65%)

  •
  Business Development:  Develop our FIND-AI program in autoimmune diseases and achieve progress in building a network of potential partners and partnering strategies. (Weighted 10%)

  •
  Finance:  Raise capital, prepare a registration statement on S-1 and develop public company financial and compliance systems. (Weighted 20%)

  •
  Operations:  Expand facilities for research and development and administrative work, fill positions and increase headcount, and manage the budget within an appropriate range. (Weighted 5%)

        In February 2020, our Board reviewed performance for 2019 and based on the level of achievement of corporate performance milestones, determined to make these incentive payments at 120% of target, resulting in payments to Mr. Richman, Dr. Heller, and Dr. Langermann of 48%, 36%, and 30% of their base salaries, respectively.

Equity Awards

        Although we do not have a formal policy with respect to the grant of equity incentive awards to our NEOs, we believe that equity grants provide our NEOs with a strong link to our long-term performance, create an ownership culture and help to align the interests of our NEOs and our stockholders. Our compensation committee is generally responsible for approving NEO equity grants. Vesting of equity awards is generally tied to continuous service with us and serves as an additional retention measure. Our NEOs generally are awarded an initial new hire grant upon commencement of employment. Additional grants may occur periodically to specifically incentivize executives with respect to achieving certain goals or to reward NEOs for exceptional performance. In 2019, the Board elected not to grant any awards of equity compensation to any of our NEOs, including because each NEO received two equity grants in 2018, including one in December 2018 and because, notwithstanding the 2018 grants, it was not our practice prior to our IPO to grant annual equity awards.

Employment Agreements and Potential Payments Upon Termination or Change in Control

Employment Agreements with NEOs and Potential Payments Upon Termination or Change in Control

        We have entered into employment agreements with each of our NEOs, as described below.

        We entered into a letter agreement with Michael Richman, our President and Chief Executive Officer, in August 2016 that governs the current terms of his employment with us. Pursuant to that agreement, Mr. Richman (i) was entitled to an initial annual base salary of $375,000, which has since increased, (ii) was eligible to receive an annual bonus of up to 35% of his base salary, which has since increased, (iii) in our Board's sole discretion, from time to time, is entitled to equity compensation awards under our equity incentive plan and (iv) receives health insurance benefits and other benefits approved by our Board.

        We entered into a letter agreement with Kevin Heller, M.D., our Chief Medical Officer, in January 2018 that governs the current terms of his employment with us. Pursuant to that agreement, Dr. Heller (i) was entitled to an initial annual base salary of $360,000, which has since increased, (ii) is eligible to receive an annual bonus of up to 30% of his base salary, (iii) received an option to purchase 700,000 shares of our common stock under the NextCure, Inc. 2015 Omnibus Incentive Plan (the "2015 Plan"), and (iv) receives health insurance benefits and other benefits approved by our Board.

        We entered into a letter agreement with Sol Langermann, Ph.D., our Chief Scientific Officer, in August 2016 that governs the current terms of his employment with us. Pursuant to that agreement, Dr. Langermann (i) was entitled to an initial annual base salary of $325,000, which has since increased, (ii) is eligible to receive an annual bonus of up to 25% of his base salary, (iii) received an option to purchase 24,894 shares of our common stock under the 2015 Plan and (iv) receives health insurance benefits and other benefits approved by our Board.

        In the event an NEO's employment with us is terminated by us for any reason other than Cause (as defined in the employment agreements) or by the NEO for Good Reason (as defined in the employment agreements), then he will be entitled to: (i) any unpaid salary for services rendered prior to the date of termination of employment; (ii) any earned but unpaid annual bonus for any fiscal year prior to the year in which termination of employment occurs; (iii) reimbursement of any unreimbursed business expenses; (iv) accrued but unused vacation (if applicable); (v) any other payments, benefits, or fringe benefits to which the NEO is entitled under the terms of any applicable compensation arrangement or benefit, equity, program, or grant; (vi) 12 months' base salary, in the case of Mr. Richman, and six months' base salary, in the case of Dr. Heller and Dr. Langermann, subject to certain conditions and terms set forth in the employment agreement, including the execution of a release of claims; and (vii) health insurance coverage until the earlier of (a) six months following the effective termination date or (b) the date upon which the NEO commences full-time employment. Our current policy is not to accrue vacation time.

Outstanding Equity Awards at Fiscal Year-End

        The following table provides information regarding equity awards held by our NEOs that were outstanding as of December 31, 2019:

	Option Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date

Michael Richman	68,460	31,119	1.21	3/14/2027
	51,734	66,515	1.77	8/26/2028
	93,355	280,067	7.63	12/20/2028

Kevin Heller, M.D.	14,521	50,828	1.77	8/26/2028
	15,559	46,678	7.63	12/20/2028

Sol Langermann	20,227	4,667	0.48	8/31/2026
	17,115	7,779	1.21	3/14/2027
	10,891	14,003	1.77	8/26/2028
	21,782	65,349	7.63	12/20/2028

Equity Compensation Plan Information

        The following table provides information as of December 31, 2019 with respect to shares of our common stock that may be issued under our existing equity compensation plans.

	Number of Shares to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)

Equity Compensation plans approved by security holders	2,170,212	(1)	6.51	2,661,566

Equity compensation plans not approved by security holders	0		—	—

Total	2,170,212		6.51	2,661,566

OWNERSHIP OF OUR COMMON STOCK

        The following table sets forth information relating to the beneficial ownership of our common stock as of April 23, 2020, by:

  •
  each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of common stock;

  •
  each of our directors;

  •
  each of our NEOs; and

  •
  all of our directors and executive officers as a group.

        The number of shares beneficially owned by each entity, person, director, or executive officer is determined in accordance with SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of April 23, 2020 through the exercise of any stock option or other rights. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by that person.

        The percentage of shares beneficially owned is computed on the basis of 27,516,854 shares of our common stock outstanding on April 23, 2020. Shares of our common stock that a person has the right to acquire within 60 days of April 23, 2020 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but not for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Except as set forth below, the address for each beneficial owner listed is c/o NextCure, Inc., 9000 Virginia Manor Road, Suite 200, Beltsville, Maryland 20705.

Name of Beneficial Owner	Number of Shares Beneficially Owned (#)	Percentage of Shares Beneficially Owned (%)

5% Stockholders:

OrbiMed Advisors LLC(1)	2,711,013	9.85

Sofinnova Venture Partners IX, L.P.(2)	2,671,856	9.71

Entities associated with Lilly Asia Ventures(3)	2,088,859	7.59

Canaan X L.P.(4)	2,028,442	7.37

Pfizer Inc.(5)	1,970,759	7.16

Lord, Abbett & Co. LLC(6)	1,442,300	5.24

Great Point Partners, LLC(7)	1,376,532	5.00

Name of Beneficial Owner	Number of Shares Beneficially Owned (#)	Percentage of Shares Beneficially Owned (%)

Named Executive Officers and Directors:

Michael Richman(8)	673,325	2.42

Kevin N. Heller(9)	70,535	*

Sol Langermann, Ph.D.(10)	127,583	*

David Kabakoff, Ph.D.(11)	83,573	*

Elaine V. Jones, Ph.D.(12)	7,333	*

Chau Q. Khuong(13)	7,333	*

Judith J. Li(14)	7,333	*

Briggs Morrison, M.D.(15)	13,401	*

Stephen W. Webster(16)	7,333	*

Stella Xu, Ph.D.(17)	1,110,903	4.06

Garry A. Nicholson	—	*

All executive officers and directors as a group (15 persons)(18)	2,562,434	9.05

*
Indicates beneficial ownership of less than 1% of the total outstanding common stock.

(1)
Based solely on a Schedule 13D/A filed by OrbiMed Advisors LLC and OrbiMed Capital GP VI LLC on November 19, 2019. OrbiMed Advisors LLC is the sole general partner of OrbiMed Capital GP VI LLC, the sole general partner of OrbiMed Private Investments VI, LP, which directly owns the shares. OrbiMed Advisors LLC and OrbiMed Capital GP VI LLC may be deemed to have shared voting and dispositive power over the shares. Carl L. Gordon, Sven H. Borho, and Jonathan T. Silverstein as members of OrbiMed Advisors LLC's management committee share voting and dispositive power over the shares. The address for OrbiMed Advisors LLC is 601 Lexington Ave, 54th Floor, New York, NY 10022.

(2)
Based solely on a Schedule 13D/A filed by Sofinnova Venture Partners IX, L.P. and Sofinnova Management IX, L.L.C. on November 22, 2019. Sofinnova Management IX, L.L.C. ("SM IX"), the general partner of Sofinnova Venture Partners IX, L.P., may be deemed to have sole voting and dispositive power with respect to, and Dr. Michael F. Powell, Dr. James I. Healy, and Dr. Anand Mehra, the managing members of SM IX, may be deemed to have shared power to vote and dispose of, the shares owned by Sofinnova Venture Partners IX, L.P. The address for Sofinnova Venture Partners IX, L.P. is 3000 Sand Hill Rd., Bldg. 4, Suite 250, Menlo Park, CA 94025.

(3)
Based solely on a Schedule 13G filed by Lilly Asia Ventures Fund III, L.P. ("Fund III"), LAV Biosciences Fund III, L.P. ("Bio III"), LAV Biosciences Fund V sub A, L.P. ("Fund V sub A"), LAV Opportunity Limited ("LAV O"), and Dr. Yi Shi on February 13, 2020. Dr. Shi is the managing partner of Fund III, Bio III, FUND V sub A, and LAV O, and may be deemed to have shared voting and dispositive power of the shares directly owned by Fund III, Bio III, FUND V sub A, and LAV O. The address for Fund III, Bio III, LAV O and Dr. Shi is Unit 902-904, Two Chinachem Central, 26 Des Voeux Road Central, Hong Kong. The address of FUND V sub A is 2730 Sand Hill Road, Suite 130, Menlo Park, CA 94025.

(4)
Based on a Schedule 13G filed by Canaan X L.P. and Canaan Partners X LLC on February 6, 2020 and certain other information provided to us by Canaan X L.P. and Canaan Partners X LLC. Canaan Partners X LLC is the sole general partner of Canaan X L.P. and may be deemed to have sole voting and dispositive power over the shares held by Canaan X L.P. Investment, voting, and dispositive decisions with respect to the shares held by Canaan X L.P. are made by the managers of Canaan Partners X LLC, collectively. None of the managers of Canaan Partners X LLC has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of any shares held by Canaan X L.P. The address for Canaan X L.P. is 285 Riverside Ave., Suite 250, Westport, CT 06880.

(5)
Based solely on a Schedule 13G filed by Pfizer Inc. and Pfizer Ventures (US) LLC on May 22, 2019. Pfizer Inc. has sole voting and dispositive power with respect to 331,829 shares and shared voting and dispositive power with respect to 1,638,930 shares. As of October 28, 2019, the board of directors of Pfizer Inc. was comprised of the following individuals: Ronald E.

  Blaylock, Albert Bourla, W. Don Cornwell, Joseph J. Echevarria, Scott Gottlieb, Helen H. Hobbs, James M. Kilts, Dan R. Littman, Shantanu Narayen, Suzanne Nora Johnson, Ian C. Read, and James C. Smith. Pfizer Inc. is a publicly traded company. The address for Pfizer Inc. is 235 East 42nd St., New York, NY 10017.

(6)
Based solely on a Schedule 13G filed by Great Point Partners, LLC, Dr. Jeffrey R. Jay, M.D. and David Kroin on February 21, 2020. Biomedical Value Fund, L.P. ("BVF") is the record owner of 466,610 shares. Great Point Partners, LLC ("Great Point") is the investment manager of BVF, and may be deemed to have sole voting and dispositive power over the shares held by BVF. Each of Dr. Jeffrey R. Jay, M.D., as senior managing member of Great Point, and Mr. David Kroin, as special managing member of Great Point, may be deemed to have shared voting and dispositive power over the shares held by BVF. Biomedical Offshore Value Fund, Ltd. ("BOVF") is the record owner of 620,770 shares. Great Point is the investment manager of BOVF, and may be deemed to have sole voting and dispositive power over the shares held by BOVF. Each of Dr. Jay, as senior managing member of Great Point, and Mr. Kroin, as special managing member of Great Point, has shared voting and dispositive power with respect to the shares held by BOVF, and therefore may be deemed to be the beneficial owner of the shared held by BOVF. GEF-SMA, L.P. ("GEF-SMA") is the record owner 289,052 shares. Great Point is the investment manager with respect to the shares held by GEF-SMA, and may be deemed to be the beneficial owner of the GEF-SMA Shares. Each of Dr. Jay, as senior managing member of Great Point, and Mr. Kroin, as special managing member of Great Point, has shared voting and dispositive power over the shares held by GEF-SMA. The address for Great Point Partners, LLC is 165 Mason Street, 3rd Floor, Greenwich, CT 06830.

(7)
The shares beneficially owned by Lord, Abbett & Co. LLC are held on behalf on investment advisory clients, which may include investment companies registered under the Investment Company Act, employee benefit plans, pension funds, or other institutional clients. The address for Lord, Abbett & Co LLC is 90 Hudson Street, Jersey City, NJ 07302.

(8)
Consists of (a) 385,869 shares of common stock and (b) 287,456 shares of common stock issuable upon the exercise of stock options within 60 days of April 23, 2020.

(9)
Consists of (a) 21,782 shares of common stock and (b) 48,753 shares of common stock issuable upon the exercise of stock options within 60 days of April 23, 2020.

(10)
Consists of (a) 37,342 shares of common stock and (b) 90,241 shares of common stock issuable upon the exercise of stock options within 60 days of April 23, 2020.

(11)
Consists of (a) 62,237 shares of restricted common stock subject to repurchase following termination and (b) 21,336 shares of common stock issuable upon the exercise of stock options within 60 days of April 23, 2020.

(12)
Consists of 7,333 shares of common stock issuable upon the exercise of stock options within 60 days of April 23, 2020.

(13)
Consists of 7,333 shares of common stock issuable upon the exercise of stock options within 60 days of April 23, 2020.

(14)
Consists of 7,333 shares of common stock issuable upon the exercise of stock options within 60 days of April 23, 2020.

(15)
Consists of 13,401 shares of common stock issuable upon the exercise of stock options within 60 days of April 23, 2020.

(16)
Consists of 7,333 shares of common stock issuable upon the exercise of stock options within 60 days of April 23, 2020.

(17)
Consists of (a) 1,103,570 shares of common stock directly owned by Quan Venture Fund II, L.P. and (b) 7,333 shares of common stock issuable upon the exercise of stock options within 60 days of April 23, 2020. Dr. Xu is a Managing Director and has voting and dispositive power over the shares directly owned by Quan Venture Fund II, L.P.

(18)
Consists of (a) 1,753,165 shares of common stock, including 62,237 shares subject to repurchase and (b) 809,269 shares of common stock issuable upon the exercise of stock options within 60 days of April 23, 2020.

Delinquent Section 16(a) Reports

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and holders of more than 10% of our common stock to file reports of ownership of our equity securities. To our knowledge, based solely on the review of the copies of such reports furnished to us related to the year ended December 31, 2019, all such reports were made on a timely basis, except one Form 4 reporting one transaction by Dr. Liu.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policies and Procedures for Related Person Transactions

        We adopted a written related person transaction policy, effective upon the closing of our IPO, setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act"), any transaction, arrangement or relationship, or any series of similar transactions, arrangements, or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest. Types of transactions covered by this policy include, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including but not limited to whether the transaction is on terms comparable to those that could be obtained in an arm's length transaction with an unrelated third party and the extent of the related person's interest in the transaction.

Related Person Transactions

        The following is a description of transactions since January 1, 2018 to which we have been or are to be a participant, in which the amount exceeds $120,000, and in which any of our directors, executive officers, or beneficial owners of more than 5% of any class of our voting securities, or any immediate family member of or person sharing a household with any of the foregoing persons, had or will have a direct or indirect material interest, other than employment relationships with our executive officers and compensation to our directors.

Our Relationships with Yale University and Dr. Lieping Chen

Consulting Agreement with Lieping Chen, M.D., Ph.D.

        In December 2015, we entered into a consulting agreement for advisory services with our scientific founder, Dr. Lieping Chen, who beneficially owned more than 5% of our outstanding common stock at the time of the transaction. The term of the consulting agreement expires December 31, 2020. Under the agreement, Dr. Chen receives $5,000 per month in consulting fees until the expiration of the agreement.

Yale License Agreement and Sponsored Research Agreement

        In December 2015, we entered into a license agreement with Yale University (the "Yale Agreement"), which beneficially owned more than 5% of our outstanding common stock at the time of the transaction. Under the Yale Agreement, we obtained a license to products that either incorporate certain licensed patents used in the discovery of targets or arise out of research and development of Dr. Chen's laboratory at Yale, including S15. We are obligated to pay Yale low single-digit royalties on sales of products, including NC318, that are either covered by the patents licensed to us under the Yale Agreement or arise out of Dr. Chen's laboratory, subject to minimum annual royalty payments in the low to mid hundreds of thousands of dollars. Until we are required to pay royalties under the Yale Agreement, we must pay an annual license maintenance fee to Yale in the mid to high tens of thousands of dollars. In addition, with respect to each product covered by licenses under the Yale Agreement, we are obligated to pay Yale milestone payments in an aggregate amount of up to approximately $3.0 million.

        In connection with the Yale Agreement, we also entered into a Sponsored Research Agreement with Yale, in which we agreed to provide an aggregate of up to $12.4 million to fund a research program aimed at discovering new targets for immunomedicines. The research program is under the direction and supervision of Dr. Chen.

Our Relationship with Eli Lilly

        In November 2018, we entered into a collaboration agreement (the "Lilly Agreement") with Eli Lilly and Company ("Lilly") focused on the discovery and development of immunomedicines for oncology using our FIND-IO platform. At the time of the transaction, Lilly beneficially owned more than 5% of our outstanding common stock. We received an upfront payment of $25.0 million in cash and an equity investment of $15.0 million from Lilly upon entering into the Lilly Agreement and were eligible for support, option exercise and milestone payments of an aggregate of up to $1.4 billion, as well as mid to high single-digit royalties under the Lilly Agreement. Upon our exercise of an option with respect to a given target, we would have owed Lilly option exercise, milestone and royalty payments in amounts equivalent to a portion of the amounts payable by Lilly were Lilly to exercise an option. Lilly terminated this agreement effective March 3, 2020.

Sales and Purchases of Securities

Series A-3 Preferred Stock Financing

        In April 2018, we issued and sold an aggregate of 28,181,819 shares of our Series A-3 Preferred Stock, at a purchase price of $1.10 per share, for aggregate proceeds to us of approximately $31 million. Each share of Series A-3 Preferred Stock was converted into 0.1245 shares of common stock upon the closing of our IPO.

        Certain owners of 5% or more of a class of our voting stock and entities that may have been deemed to beneficially own 5% or more of a class of our voting stock purchased shares of our Series A-2 and Series A-3 Preferred Stock in these financings. The following table summarizes those purchases:

Participants	Shares of Series A-3 Preferred Stock (#)	Purchase Price ($)

OrbiMed Private Investments VI, LP(1)	5,861,455	6,447,601

Canaan X L.P.(2)	5,861,455	6,447,601

Sofinnova Venture Partners IX, L.P.(3)	7,301,000	8,031,100

Pfizer Inc.(4)	4,396,091	4,835,700

Entities associated with Lilly Asia Ventures(5)	4,396,091	4,835,700

Alexandria Venture Investments, LLC	365,727	402,300

(1)
Chau Q. Khuong, a member of the Board, is a Partner at OrbiMed Advisors LLC, which is associated with OrbiMed Private Investments VI, LP.

(2)
Timothy M. Shannon, M.D., a former member of the Board, is a managing member of Canaan Partners X LLC, the general partner of Canaan X L.P.

(3)
David Kabakoff, Ph.D., the Chair of the Board, is an Executive Partner at Sofinnova Investments, Inc., the management company of Sofinnova Venture Partners IX, L.P.

(4)
These shares are directly owned by Pfizer Ventures (US) LLC ("Pfizer Ventures"). Pfizer Inc. is the parent company of Pfizer Ventures and may be deemed to beneficially own the shares directly owned by Pfizer Ventures. Elaine V. Jones, a member of the Board, was Vice President, Worldwide Business Development and Senior Partner at Pfizer Ventures, which is associated with Pfizer Inc., when these shares were issued.

(5)
Consists of 1,465,364 shares of Series A-3 Preferred Stock purchased by Lilly Asia Ventures Fund III, L.P. and 2,930,727 shares of Series A-3 Preferred Stock purchased by LAV Biosciences Fund III, L.P. Judith J. Li, a member of the Board, is a Partner at Lilly Asia Ventures, which is associated with Lilly Asia Ventures Fund III, L.P. and LAV Biosciences Fund III.

Series B Preferred Stock Financing

        In November 2018, we issued and sold an aggregate of 15,052,117 shares of our Series B-1 Preferred Stock at a purchase price of $1.59 per share, 34,276,734 shares of our Series B-2 Preferred Stock at a purchase price of $1.59 per share, and 7,500,000 shares of our Series B-3 Preferred Stock at a purchase price of $2.00 per share. We received aggregate gross proceeds of approximately $93.4 million for the sale of our Series B Preferred Stock. Each share of Series B Preferred Stock was converted into 0.1245 shares of common stock upon the closing of our IPO.

        Certain owners of 5% or more of a class of our voting stock and entities that may have been deemed to beneficially own 5% or more of a class of our voting stock purchased shares of our Series B-1, B-2, and B-3 Preferred Stock in these financings. The following table summarizes that participation:

Participants	Shares of Series B-1 Preferred Stock (#)	Shares of Series B-2 Preferred Stock (#)	Shares of Series B-3 Preferred Stock (#)	Purchase Price ($)

OrbiMed Private Investments VI, LP(1)	3,554,466			5,651,601

Canaan X L.P.(2)	2,296,605			3,651,602

Sofinnova Venture Partners IX, L.P.(3)	3,773,585			6,000,000

Pfizer Inc.(4)	2,665,850			4,238,702

Entities associated with Lilly Asia Ventures(5)	2,132,680			3,390,961

Alexandria Venture Investments, LLC	628,931			1,000,000

HH NCure Holdings LLC(6)		7,861,636		12,500,001

Quan Venture Fund II, L.P.(7)		7,861,636		12,500,001

Bay City Capital GF Xinde International Life Sciences USD Fund, L.P.		4,716,982		7,500,000

Citadel Multi-Strategy Equities Master Fund Ltd.		3,144,655		5,000,001

Taiho Ventures, LLC		3,144,655		5,000,001

Ling Tong Investment Limited		3,144,654		5,000,000

Entities associated with ArrowMark Partners		2,515,723		4,000,000

Entities associated with NS Investment		1,886,793		3,000,000

Eli Lilly and Company			7,500,000	15,000,000

(1)
Chau Q. Khuong, a member of the Board, is a Partner at OrbiMed Advisors LLC, which is associated with OrbiMed Private Investments VI, LP.

(2)
Timothy M. Shannon, M.D., a former member of the Board, is a managing member of Canaan Partners X LLC, the general partner of Canaan X L.P.

(3)
David Kabakoff, Ph.D., the Chair of the Board, is an Executive Partner at Sofinnova Investments, Inc., the management company of Sofinnova Venture Partners IX, L.P.

(4)
Elaine V. Jones, a member of the Board, was Vice President, Worldwide Business Development and Senior Partner at Pfizer Ventures, which is associated with Pfizer Inc., when these shares were issued.

(5)
Consists of 710,893 shares of Series B-1 Preferred Stock purchased by Lilly Asia Ventures Fund III, L.P. and 1,421,787 shares of Series B-1 Preferred Stock purchased by LAV Biosciences Fund III, L.P. Judith J. Li, a member of the Board, is a Partner at Lilly Asia Ventures, which is associated with Lilly Asia Ventures Fund III, L.P. and LAV Biosciences Fund III.

(6)
Qingqing Yi, a former member of the Board, is a Partner at Hillhouse Capital Group, which is associated with HH NCure Holdings LLC.

(7)
Stella Xu, a member of the Board, is a Managing Director at Quan Capital, which is associated with Quan Venture Fund II, L.P.

        In connection with the Series B Preferred Stock financing, we reimbursed (i) counsel for HH NCure Holdings LLC in the amount of $150,000, (ii) counsel for Quan Venture Fund II, L.P., in the amount of $10,000, and (iii) counsel for Pfizer Inc., OrbiMed Private Investments VI, LP, Lilly Asia Ventures and Sofinnova Venture Partners IX, L.P., collectively, in an aggregate amount of $45,000 for legal fees incurred by them.

Amended and Restated Investors' Rights Agreement

        In connection with our Series B Preferred Stock financing in November 2018, we entered into an amended and restated investors' rights agreement with the holders of our preferred stock. Under this agreement, the holders of certain shares of common stock, or their transferees, have the right to require us to register their shares under the Securities Act so that those shares may be publicly resold, and the right to include their shares in any registration statement we file subject to certain limitations. These rights will expire, with respect to any particular stockholder, upon the earlier of May 13, 2024 and when that stockholder can sell all of its shares under Rule 144 under the Securities Act without limitation during any three-month period without registration.

Voting Agreement

        In connection with our Series A Preferred Stock financing, we entered into a voting agreement with the holders of our preferred stock and the holders of our common stock with respect to election of our directors and certain other matters, which voting agreement was amended and restated in connection with our Series B Preferred Stock financing in November 2018. The agreement terminated upon the closing of our IPO.

Management Rights Letters

        In connection with our preferred stock financings, we entered into management rights letters with purchasers of our preferred stock with which certain of our directors are affiliated, pursuant to which such purchasers were granted certain management rights, including the right to consult with and advise our management on significant business issues, review our operating plans, examine our books and records, and inspect our facilities. These management rights terminated upon the closing of our IPO.

Participation in our Initial Public Offering

        In connection with our IPO, certain of our 5% stockholders and funds associated with certain of our directors purchased shares of our common stock from the underwriters at the IPO price of $15.00 per share, and on the same terms as other investors in our IPO. The following table summarizes those purchases:

Participants	Shares of Common Stock (#)	Purchase Price ($)

Sofinnova Ventures, Inc.(1)	400,000	6,000,000

OrbiMed Advisors, New York(2)	350,000	5,250,000

Pfizer Inc.(3)	200,000	3,000,000

Quan Venture Fund II, L.P.(4)	125,000	1,875,000

Canaan X LP(5)	50,000	750,000

(1)
David Kabakoff, Ph.D., the Chair of the Board, is an Executive Partner at Sofinnova Investments, Inc., which is associated with Sofinnova Ventures, Inc.

(2)
Chau Q. Khuong, a member of the Board, is a Partner at OrbiMed Advisors LLC, which is associated with OrbiMed Advisors, New York.

(3)
These shares are directly owned by Pfizer Ventures.

(4)
Stella Xu, a member of the Board, is a Managing Director at Quan Capital, which is associated with Quan Venture Fund II, L.P.

(5)
Timothy M. Shannon, M.D., a former member of the Board, is a managing member of Canaan Partners X LLC, which is associated with Canaan X LP.

Participation in our Follow-On Public Offering

        In connection with our public offering of common stock in November 2019 (the "Follow-On Offering"), certain of our 5% stockholders and funds associated with certain of our directors purchased shares of our common stock from the underwriters at the offering price of $36.75 per share, and on the same terms as other investors in the Follow-On Offering. The following table summarizes those purchases:

Participants	Shares of Common Stock (#)	Purchase Price ($)

Entities associated with Lilly Asia Ventures(1)	350,000	12,862,500

Great Point Partners, LLC	275,000	10,106,250

Sofinnova Ventures, Inc.(2)	150,000	5,512,500

(1)
Consists of shares of common stock purchased by LAV Biosciences Fund V sub A, L.P. and LAV Opportunity Limited. Judith J. Li, a member of the Board, is a Partner at Lilly Asia Ventures, which is associated with LAV Biosciences Fund V sub A, L.P. and LAV Opportunity Limited.

(2)
David Kabakoff, Ph.D., the Chair of the Board, is an Executive Partner at Sofinnova Investments, Inc., which is associated with Sofinnova Ventures, Inc.

ADDITIONAL INFORMATION

Availability of Certain Information

        A copy of the 2019 Annual Report has been posted on the Internet along with this Proxy Statement, each of which is accessible by following the instructions in the Notice. The 2019 Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material.

        We filed the 2019 Annual Report with the SEC on March 12, 2020. We will mail without charge, upon written request, a copy of the 2019 Annual Report, excluding exhibits. Please send a written request to Investor Relations, NextCure, Inc., 9000 Virginia Manor Road, Suite 200, Beltsville, Maryland 20705.

Householding

        Stockholders residing in the same address who hold their stock through a bank or broker may receive only one set of Proxy Materials, including the Notice, in accordance with a notice sent earlier by their bank or broker. This practice of sending only one copy of Proxy Materials, called "householding," saves us money in printing and distribution costs and reduces the environmental impact of our Annual Meeting. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the stockholders within the household.

        If you hold your shares in "street name" and reside in a household that received only one copy of the Proxy Materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household receives multiple copies of the Proxy Materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker.

Other Matters

        The Annual Meeting is called for the purposes set forth in the Notice. Our Board does not know of any other matters to be considered by the stockholders at the Annual Meeting other than the matters described in the Notice. However, the enclosed proxy confers discretionary authority on the persons named in the Proxy Card with respect to matters that may properly come before the Annual Meeting and that are not known to our Board at the date this Proxy Statement was printed. It is the intention of the persons named in the Proxy Card to vote in accordance with their best judgment on any such matter.

Stockholder Proposals and Nominations to be Included in Next Year's Proxy Statement

        Pursuant to Rule 14a-8 under the Exchange Act, stockholders may submit proposals for inclusion in our proxy statement for the 2021 Annual Meeting (the "2021 Proxy Statement"). For a proposal to be considered for inclusion in the 2021 Proxy Statement, the stockholder must satisfy the following requirements:

  •
  the stockholder must (i) hold continuously for at least one year prior to the date of submission of the proposal at least $2,000 in market value of our common stock or one percent of our common stock, and (ii) continue to hold the required number of shares through the date of the 2021 Annual Meeting; and

  •
  the proposal must be submitted in writing to our Corporate Secretary at NextCure, Inc., 9000 Virginia Manor Road, Suite 200, Beltsville, Maryland 20705, and must be received no later than 120 days before the anniversary date of the distribution of this Proxy Statement (i.e., December 28, 2020), provided, however, that if our 2021 Annual Meeting of Stockholders is held before May 12, 2021 or after July 11, 2021, we will announce a new required receipt date.

        Holders of common stock who wish to have proposals submitted for inclusion in the 2021 Proxy Statement should consult the applicable rules and regulations of the SEC with respect to such proposals, including certain information required to be in the proposal, the permissible number and length of proposals and other matters governed by such rules and regulations, and should also consult our bylaws.

Other Stockholder Proposals and Nominations for Next Year's Annual Meeting

        For stockholders who wish to present a proposal or nomination before our 2021 Annual Meeting, but do not intend to have their proposal included in the 2021 Proxy Statement, our bylaws also provide for notice procedures to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting other than those to be included in the 2021 Proxy Statement. To be considered timely under these provisions, the stockholder's notice must be received by the Corporate Secretary at our principal executive offices at the address set forth above between February 11, 2021 and March 13, 2021; provided, however, that if the 2021 Annual Meeting date is held before May 12, 2021 or after August 10, 2021, then stockholders must provide notice within other time periods specified in our bylaws. Our bylaws also specify requirements as to the form and content of a stockholder's notice.

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 10, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. NEXTCURE, INC. 9000 VIRGINIA MANOR ROAD SUITE 200 BELTSVILLE, MD 20705 During The Meeting - Go to www.virtualshareholdermeeting.com/NXTC2020 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 10, 2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D15272-P39327 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. NEXTCURE, INC. The Board of Directors recommends you vote FOR each of the nominees listed in the following proposal: 1. Election of three Class I Directors Nominees: For Against Abstain ! ! ! ! ! ! ! ! ! 1a. Judith J. Li 1b. Garry A. Nicholson 1c. Stella Xu, Ph.D. For Against Abstain The Board of Directors recommends you vote FOR the following proposal: ! ! ! 2. Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of NextCure, Inc. for the year ending December 31, 2020. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D15273-P39327 NEXTCURE, INC. Annual Meeting of Stockholders June 11, 2020 at 10:00 AM ET This proxy is solicited by the Board of Directors The undersigned hereby appoint(s) Michael Richman, Steven Cobourn and Timothy Mayer, or any of them, as proxies, each with full power of substitution, and hereby authorize(s) them to represent and to vote, all of the shares of common stock of NextCure, Inc. that the undersigned is/are entitled to vote at the Annual Meeting of Stockholders of NextCure, Inc. to be held online at www.virtualshareholdermeeting.com/NXTC2020 at 10:00 AM ET on June 11, 2020, or any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side